EXHIBIT 99.2

      PRESS RELEASE OF INTERNATIONAL PAPER COMPANY
DATED JANUARY 3, 2005

INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

CONTACTS:
Media:	Kathleen Bark, 203-541-8418 Rick Ouellette, 912-238-6399

Investors:	Darial Sneed, 203-541-8541 Brian Turcotte, 203-541-8632

International Paper Completes Sale of Weldwood of Canada Limited

Stamford, Conn. - Jan. 3, 2005 - International Paper (NYSE: IP) announced it has completed the sale of its Weldwood of Canada Limited subsidiary to West Fraser Timber Co., Ltd. (TSE: WFT) of Vancouver, Canada, for C. $ 1.23 billion (approximately U.S. $1 billion). International Paper's net cash proceeds received from the sale, including closing adjustments, were approximately U.S. $1.1 billion. The transaction was completed Friday, Dec. 31, 2004.

While the loss on the sale, previously recorded in discontinued operations during the 2004 third quarter, is subject to post-closing adjustments, it is currently anticipated that the loss will be approximately 10% lower than the $795 million loss previously estimated at Sept. 30, 2004.

The sale includes eight wholly owned and four joint venture mills in British Columbia and Alberta, Canada, manufacturing lumber, plywood, laminated veneer lumber, treated wood products and northern bleached softwood kraft pulp. Weldwood also manages 8 million acres of Crown land under a variety of long-term provincial government agreements and employs more than 3,000 people.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. Headquartered in the United States, IP has operations in over 40 countries and sells its products in more than 120 nations.

#    #    #

Statements in this news release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions and changes in currency exchange rates. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.